Exhibit 10.1
Certain information has been excluded from this exhibit pursuant to Item 601(a)(6) of Regulation S-K because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. The following symbol is used to indicate where such information has been omitted: [*].
UIPATH ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”) between UiPath, Inc. (“UiPath” or “Company”) and Robert Enslin (“Senior Advisor”) is entered into as of the date the last Party signs this Agreement. UiPath and Senior Advisor are each a “Party” and collectively the “Parties” to this Agreement.

SECTION 1. DEFINITIONS
1. “Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with a Party, where “Control” means control of greater than 50% of the voting rights or equity interests of a Party.
2. “Confidential Information” (a) means non-public information disclosed by a Party (“Discloser”) to the other Party (“Recipient”) in connection with this Agreement, whether before or after the Effective Date, whether disclosed directly or indirectly, orally, in documentary form, by demonstration or otherwise, that is marked confidential or would reasonably be considered confidential under the circumstances, including information relating to Discloser’s past, present and future research, development, business activities, products, software, services, technical knowledge (including, but not limited to, data, reports, processes, financial information and projections, customer and supplier lists, business/marketing plans and strategies, services improvements, projects, proposals, tools, software, technology, trade secrets, designs, techniques, discoveries, practice methodologies and technologies, personnel information, computer readable media, etc.); and (b) excludes any information that (i) is or becomes public, through no fault of Recipient; (ii) was rightfully acquired by or already known to Recipient without an existing confidentiality obligation; or (iii) is independently developed by Recipient without the use of Discloser’s Confidential Information.
3. “Effective Date” is June 17, 2024.
4. “Compensation” shall mean the monetary fees received by Senior Advisor from UiPath for the Services provided under this Agreement.
5. “Intellectual Property Rights” means all current and future intellectual property rights including copyright and related rights, trademarks, designs, patents, rights to patent, rights to inventions, databases, trade secrets, trade names and domain names, Confidential Information, know-how, look and feel, trade dress and any other intellectual property rights or rights of a similar nature, including any application or right to apply for registration of any such rights and rights to apply for and be granted renewals or extensions of such rights, as well as the rights to claim priority therefrom, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world and whether registered or unregistered.
6. “Services” means any services provided by Senior Advisor to UiPath, as mutually agreed by the Parties from time to time.
7. “Term” means from the Effective Date through and including September 27, 2024 and any extension in accordance with Section 2.1 of this Agreement.
8. “UiPath Data” means all data or information of UiPath or any of its Affiliates, accessed by Senior Advisor under this Agreement, which may include UiPath’s Confidential Information, as defined herein.
9. “UiPath Trademarks” means any UiPath and/or UiPath Affiliate trademarks, tradenames, service marks, symbols, logos, brand names and other proprietary indicia of any UiPath and/or UiPath Affiliate under common law, state law, federal law and laws of foreign countries, as the case may be.

SECTION 2. TERM AND TERMINATION

Exhibit 10.1
2.1. Term. The Term of this Agreement may be extended only by way of a written agreement between the Parties.
2.2. Termination for convenience. UiPath or the Senior Advisor, each in its sole discretion, may terminate this Agreement, in part or entirely for convenience, at any time, by giving a 30 (thirty) days prior written notice to the other Party and without any further liability, other than the obligation of the Company to the Senior Advisor for (i) reimbursement of expenses incurred prior to termination and (ii) any then-unpaid portion of the cash compensation described in Section 3.1 for the period through the date of termination, which shall be paid to Senior Advisor in a lump sum on the date of termination.
2.3. Effect of Termination. In the event of a termination of this Agreement, at the request and as specified by UiPath, Senior Advisor shall return to UiPath all UiPath Data, materials, tools, computer programs, equipment furnished by UiPath and Confidential Information in its possession or control and delete any records or copies thereof.

SECTION 3. COMPENSATION, PAYMENT AND INVOICES
3.1. Compensation. As consideration for the services to be provided by Senior Advisor pursuant to the Agreement, Senior Advisor will be paid $7,500 per week, paid in bi-weekly installments.
3.2. Expenses. UiPath shall pay Senior Advisor for expenditures authorized in the relevant authorization but not in excess of the amount so authorized. In addition, UiPath shall reimburse Senior Advisor for reasonable and necessary internal out-of-pocket expenses incurred by Senior Advisor (without mark-up) in the performance of Services that have been pre-approved by UiPath in writing. All approved travel expenses must be in compliance with the UiPath Travel Guidelines, which may be amended by UiPath from time to time upon prior notice from UiPath to Senior Advisor. UiPath also shall reimburse the Senior Advisor for his legal expenses in negotiating and entering into this Agreement. Senior Advisor shall not be entitled to reimbursement for any other expenses.

SECTION 4. CONFIDENTIALITY, PRIVACY AND CYBERSECURITY
4.1. Confidential Information. Senior Advisor will use UiPath’s Confidential Information only as necessary to perform its obligations under this Agreement and will only disclose UiPath’s Confidential Information to its Affiliates, its and its Affiliate’s employees, contractors or agents who need to know the Confidential Information and have agreed in writing to confidentiality obligations at least as protective as this Agreement (“Authorized Persons”).
4.2. Permitted disclosure. If Senior Advisor receives a court order or is otherwise required by law to disclose any Confidential Information, Senior Advisor will notify UiPath immediately upon receipt of such request so that UiPath has time to object and move for a protective order. Senior Advisor will file any Confidential Information under seal or request that the court or administrative body seal the Confidential Information prior to Senior Advisor’s disclosure. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Senior Advisor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. This Agreement shall not be read as requiring Senior Advisor to waive any right Senior Advisor may have to receive an award for information provided to any governmental entity. Senior Advisor is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Senior Advisor’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
4.3. Destruction. Senior Advisor will destroy all materials containing Confidential Information upon request of UiPath and will certify to the Discloser that all Confidential Information has been destroyed. Any Confidential Information retained post termination will not relieve Recipient of any obligation of confidentiality or non-use.

SECTION 5. INTELLECTUAL PROPERTY
5.1. Ownership. For the avoidance of any doubt, UiPath retains all rights to materials or information, including UiPath Data, UiPath Trademarks and all Intellectual Property Rights related to any of the foregoing, provided to Senior Advisor in the performance of this Agreement. Nothing in this Agreement shall be construed to grant Senior Advisor any license or other right in regard to the materials or information, including UiPath Data, UiPath Trademarks and all Intellectual Property Rights related to any of the foregoing. Senior Advisor shall not store or transfer for storage any UiPath Data without UiPath’s prior written consent. Senior Advisor has no Intellectual Property Rights or other claim to the UiPath Data and will cooperate with UiPath to protect UiPath’s Intellectual Property Rights and UiPath Data.

Exhibit 10.1

SECTION 6. REPRESENTATIONS AND WARRANTIES
6.1. Warranties. Senior Advisor represents and warrants to UiPath that: (a) it will act as specified in this Agreement, (b) it will perform all duties and responsibilities under this Agreement in a professional and competitive manner, (c) it will adopt the guidelines and policies of UiPath in relation to the responsibilities described in this Agreement, (d) it will perform any other tasks related to the scope of this Agreement as agreed with UiPath in writing, (e) its execution, delivery and performance of this Agreement will not violate any agreement to which it is a party or any of its properties or assets are bound or violate any applicable law, regulation or governmental order, including all UiPath internal policies and guidelines, and (f) it will comply with all applicable statutes, rules, regulations and orders of the United States.

SECTION 7. INDEMNITY AND LIABILITY
7.2. Limitation of liability. Neither Party will be liable to the other Party for any special, indirect, moral, consequential, incidental, punitive, or exemplary damages.

SECTION 8. SERVICES
8.1. Capacity and duties. Duties may include, but are not limited to, providing advisory services to UiPath, as reasonably and mutually agreed between UiPath and Senior Advisor.

SECTION 9. MISCELLANEOUS
9.1. Conflict of Interest. Senior Advisor represents that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with or impede the proper performance of this Agreement.
9.2. Relation. Senior Advisor is an independent contractor and is not an agent or employee of UiPath. Senior Advisor has no authority to bind UiPath by contract or otherwise.
9.3. Severability. Survival. Waiver. If any provisions of this Agreement are invalidated by a court of competent jurisdiction, they will be severed, and the rest of the Agreement will remain in full force and effect.
9.4. Governing Law. Venue. This Agreement is governed by the laws of the state of New York (expressly excluding conflict of laws). For any dispute arising out of or relating to this Agreement, if the Parties do not reach a settlement within sixty (60) calendar days, the Parties consent to personal jurisdiction in and the exclusive venue of the federal courts of New York, New York County, State of New York, United States of America.
9.5. Jury waiver clause. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES WAIVES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.
9.6. Anti-corruption. Neither party has received or been offered any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other party in connection with this Agreement. Reasonable gifts and entertainment provided in the ordinary course of business do not violate the above restriction. Senior Advisor hereby warrants that, while performing Services for UiPath it will strictly abide by UiPath’s policies and procedures on Anti-Bribery, and applicable laws.
9.7. Code of Conduct. Senior Advisor understands this Agreement is subject to the UiPath Global Partner Code.
9.8 Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code and the treasury regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A. Each amount payable under this Agreement shall be treated as a separate payment for purposes of Section 409A. Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the reimbursements provided to Senior Advisor under this Agreement during any calendar year shall not affect the reimbursements to be provided to Senior Advisor under the relevant section of this Agreement in any other calendar year, and the right to such reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Senior Advisor as soon as practicable following

Exhibit 10.1
the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
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Exhibit 10.1

UiPath	Senior Advisor
UiPath, Inc.	Senior Advisor
Address: 1 Vanderbilt Avenue, 60th Floor, New York, NY 10017 USA	Address: [*] [*]
Tax No. and/or VAT No: 47-4333187
Email: contractnotice@uipath.com	Email: [*]
By: Brad Brubaker	By: Robert Enslin
Title: Chief Legal Officer	Title: Senior Advisor
Date: 5/28/2024	Date: 5/28/2024
Authorized signature:	Authorized signature:
/s/ Brad Brubaker	/s/ Robert Enslin